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                                                                     EXHIBIT 4.3



                       AMERICAN INTERNATIONAL GROUP, INC.


                                GENERAL GUARANTY



     AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (the "Guarantor") for value received and hereby acknowledged, hereby unconditionally and irrevocably guarantees to each party (a "Party") entering into a standby bond purchase agreement or letter of credit, line of credit or similar credit facility (each, a "Liquidity Facility") with AIG Liquidity Corp., a Delaware corporation ("AIG-LC"), the obligations of AIG-LC under which have been registered under the Securities Act of 1933 pursuant to the Registration Statement on Form S-3, Registration No. 33-48996, and to such Party's successors, endorsees and assigns, the prompt payment when due of all present and future obligations and liabilities of all kinds of AIG-LC to such Party arising out of the Liquidity Facilities (the "Obligations").



     The Guarantor hereby waives any requirements that a Party, in the event of a default in any payment by AIG-LC under a Liquidity Facility, first make demand upon or seek to enforce remedies against AIG-LC or first realize upon the collateral, if any, available to such Party before demanding payment under or seeking to enforce this Guarantee. In the event that any payment to a Party in respect to any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment has not been made. The Guarantor agrees and consents that without the necessity for any additional endorsement or guaranty of the Obligations hereby guaranteed, or any reservation of rights against the Guarantor, and without further notice to, or assent by the Guarantor, the Obligations hereby guaranteed may, from time to time, in whole or in part be renewed, extended, modified, accelerated, compromised, or released by the Party with the agreement of AIG-LC, and any changes may be made by such Party with the agreement of AIG-LC in the maturity dates, interest rates or other terms of the Obligations guaranteed hereunder without impairing, abridging, affecting, diminishing or releasing the liability of the Guarantor hereunder, which liability shall also extend to such Obligations as renewed, extended, modified, accelerated, compromised or otherwise changed. The Guarantor waives any and all notices of acceptance of this Guarantee or of the creation, renewal, extension, modification, acceleration, compromising or releasing of any of the Obligations hereby guaranteed.



     The Guarantor reserves the right to assert defenses which AIG-LC may have to payment of any obligations other than defenses arising from the bankruptcy or insolvency of AIG-LC and other defenses expressly waived hereby.



     Upon payment of all of the Obligations owing to any Party, the Guarantor shall be subrogated to the rights of such Party against AIG-LC with respect to such Obligations, and such Party agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.



     All dealings between AIG-LC and a Party or between AIG-LC and any authorized brokers, dealers, placement agents or remarketing agents of securities which are the subject of a Liquidity Facility, their successors, and assigns, shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives presentment, demand for payment, notice of dishonor or non-payment to or on the Guarantor or AIG-LC, protest and all other notices and demands whatsoever. Nothing but prompt payment in full of the Obligations hereby guaranteed shall discharge the Guarantor of its obligations hereunder.



     This Guarantee may not be amended orally and all rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York. The Guarantor warrants and represents that there are no mortgages, deeds of trust, indentures, note or loan agreements, or any other agreements of undertaking to which it is a party or by which any of its property is bound which limit or in any way restrict its capacity, right or power to execute and deliver this Guarantee and to discharge by prompt payment in full its obligations hereunder.


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     IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has authorized and caused this Guarantee to be duly executed and delivered by its authorized
officers as of the       day of             , 19  .


                                          AMERICAN INTERNATIONAL GROUP, INC.

                                          By:
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                                                Edward E. Matthews
                                                Vice Chairman

                                          By:
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                                                Kathleen E. Shannon
                                                Vice President and Secretary

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